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                                                                    EXHIBIT 99.1



   Heller Financial, Inc. Declares Dividends for Class A and B Common Stocks
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                   and for Series A, C and D Preferred Stocks
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  (Chicago, IL, April 18, 2001) -- Heller Financial, Inc. (NYSE: HF) has
declared dividends on its two classes of common stock, Class A Common Stock (which was issued in May, 1998 and is held publicly) and Class B (all of which is held of record by Fuji America Holdings, Inc.), and on three of the Company's preferred stocks, Cumulative Perpetual Senior Preferred Stock, Series A, Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series C, and Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series D.

     The Company declared a quarterly dividend of $0.10 on each outstanding share of its Class A Common Stock and Class B Common Stock, payable on May 15, 2001 to the holders of record thereof on May 1, 2001. In total, approximately 97 million shares of Class A and Class B common stock are outstanding.

     The Company has also declared a quarterly dividend of $0.5078125 on each share of the 5,000,000 outstanding shares of the Cumulative Perpetual Senior Preferred Stock, Series A, payable on May 15, 2001 to the holders of record thereof on May 1, 2001. As the Company has previously announced, all of the 5,000,000 outstanding shares of its Series A Preferred Stock will be redeemed on May 15, 2001 at a redemption price of $25.00 per share, plus the above dividend to holders of record thereof on May 1, 2001. Dividends on this series of Preferred Stock will cease to accrue on the redemption date.

     The Company declared a quarterly dividend of $1.67175 on each share of the 1,500,000 outstanding shares of the Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series C, payable on May 15, 2001 to the holders of record thereof on May 1, 2001.

     The Company declared a quarterly dividend of $1.7375 on each share of the 1,250,000 outstanding shares of the Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series D, payable on May 15, 2001 to the holders of record thereof on May 1, 2001.

     Heller Financial, Inc., is a worldwide commercial finance company providing a broad range of sophisticated, collateralized financing solutions. With $20 billion in total assets, Heller offers equipment financing and leasing, sales finance programs, collateral and cash flow-based financing, financing for healthcare companies and financing for commercial real estate. The company also offers trade finance, factoring, asset-based lending, leasing and vendor finance products and programs to clients in Europe, Asia and Latin America. Heller's common stock is listed as "HF" on the New York and Chicago Stock Exchanges. Heller can be found on the World Wide Web at http://www.hellerfinancial.com.